Exhibit A-6(a)

            Action by the General Partner of Penelec Capital II, L.P.
                          Creating the 7.34% Cumulative
                      Preferred Partner Interests, Series A

            Pursuant  to  Section  13.01 of the  Amended  and  Restated  Limited
Partnership Agreement of Penelec Capital II, L.P. dated as of June 9, 1999 (as amended from time to time, the "Partnership Agreement"), Penelec Preferred Capital II, Inc., as general partner (the "General Partner") of Penelec Capital II, L.P. (the "Partnership"), desiring to state the designations, distribution rights, redemption rights, preferences, privileges, limitations and other rights of a new series of Preferred Partner Interests, hereby authorizes and establishes such new series of Preferred Partner Interests according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

            (a)  Designation.   Four  million  (4,000,000)   interests  with  an
aggregate liquidation preference of $100,000,000 of the Preferred Partner Interests of the Partnership, liquidation preference $25 per Preferred Partner Interest, are hereby designated as "7.34% Cumulative Preferred Partner Interests, Series A" (hereinafter the "Series A Preferred Partner Interests.")

            (b)   Distributions.

                  (i) The Preferred Partners who hold the Series A Preferred Partner Interests shall be entitled to receive, when, as and if declared by the General Partner to the extent that the Partnership has funds on hand legally available therefor, cumulative cash distributions at a rate per annum of 7.34% of the stated liquidation preference of $25 per Series A Preferred Partner Interest per annum.

                  (ii) Distributions on the Series A Preferred Partner Interests must be declared quarterly by the General Partner to be payable on September 1, December 1, March 1 and June 1 of each year commencing September 1, 1999 (each a "Payment Date"), and must be paid on each such Payment Date by the Partnership to the extent that at such Payment Date it has funds on hand legally available therefor. Distributions on the Series A
                  Preferred Partner Interests will be deferred if and for so long as Pennsylvania Electric Company ("Penelec") defers payments to the Partnership on the Debentures (as defined below) ("Deferral Period"). During a Deferral Period, distributions will continue to accrue quarterly, as set forth above (whether or not declared), on the Series A Preferred Partner Interests at an annual rate of



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                  7.34% of the liquidation  amount of $25 per Series A Preferred
                  Partner Interest. Also, deferred distributions on the Series A
                  Preferred    Partner    Interests   will   accrue   additional
                  distributions in respect thereof after the payment date therefor, to the extent permitted by law, at a rate of 7.34% per annum. Such additional distributions shall be payable at the time the related deferred distribution is paid, but in any event by the end of such Deferral Period. Distributions declared on the Series A Preferred Partner Interests will be payable to the Series A Preferred Partners as they appear on the books and records of the Partnership on the relevant record  dates,  which  will be one  Business  Day prior to the
                  relevant  Payment  Dates,   provided  that  if  the  Series  A
                  Preferred Partner Interests are not in book-entry-only form, the record dates will be the fifteenth day of the month preceding the month in which the relevant Payment Date falls.

            (c)   Redemption.

                  (i) The Series A Preferred Partner Interests are redeemable, at the option of the Partnership in whole or in part from time to time, on or after September 1, 2004, at the Redemption Price (as defined below).

                  (ii) Upon payment when due or redemption at any time of the 7.34% Subordinated Debentures, Series A due September 1, 2039 (the "Debentures") issued by Penelec pursuant to an Indenture dated as of June 1, 1999 between Penelec and United States Trust Company of New York, as Trustee (the "Indenture"), which Debentures were purchased by the Partnership from Penelec with the proceeds from the issuance and sale of the Series A Preferred Partner Interests and the related capital contribution of the General Partner, the proceeds from such payment or redemption of the Debentures shall be applied to redeem the Series A Preferred Partner Interests at the redemption price of $25 per Preferred Partner Interest plus accumulated and unpaid distributions (whether or not declared) to the date fixed for redemption, together with any additional distributions accrued thereon (the "Redemption Price").

                  (iii) If an Investment Company Act Event shall occur and be continuing, the Partnership shall either: (1) redeem the Series A Preferred Partner Interests in whole but not in part at the Redemption Price within ninety (90) days following the occurrence of such Investment Company Act Event; (2) cause Debentures (and any rights to
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                  interest  on  such  Debentures)  with an  aggregate  principal amount equal to the aggregate stated liquidation preference of the outstanding Series A Preferred Partner Interests to be distributed to the holders of the Series A Preferred Partner Interests, within ninety (90) days following the occurrence of such Investment Company Act Event, either in connection with a dissolution of the Partnership, in which case liabilities to creditors shall first be satisfied as required by the Delaware Act, or otherwise, in liquidation of or exchange for such holders' Interests in the Partnership, as the case may be; or
                  (3)  have the  Series A  Preferred  Partner  Interests  remain
                  outstanding;   provided,  however,  if  at  the  time  of  the
                  occurrence of the Investment Company Act Event, there is available to Penelec, the Trust or the Partnership the opportunity to eliminate, within such 90-day period, the Investment Company Act Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which would have no adverse effect on the Partnership, the Trust, Penelec or the holders of the Trust Securities or the Preferred Securities, then Penelec, the Partnership or the Trust, as the case may be, will pursue such measure in lieu of redemption or distribution.

                  (iv) If a Tax Event shall occur and be continuing, the Partnership shall either: (1) redeem the Series A Preferred Partner Interests in whole (but not in part) at the Redemption Price within ninety (90) days following the occurrence of such Tax Event; (2) cause Debentures (and any rights to interest on such Debentures) with an aggregate principal amount equal to the aggregate stated liquidation preference of the outstanding Series A Preferred Partner Interests to be distributed to the holders of the Series A Preferred Partner Interests, within ninety (90) days following the occurrence of such Tax Event, either in connection with a dissolution of the Partnership, in which case liabilities to creditors shall first be satisfied as required by the Delaware Act, or otherwise, in liquidation of or exchange for such holders' Interests in the Partnership, as the case may be; or (3) have the Series A Preferred Partner Interests remain outstanding; provided, however, that if at the time of the occurrence of the Tax Event, there is available to Penelec, the Trust or the Partnership the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar
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                  reasonable measure,  which would have no adverse effect on the
                  Partnership, the Trust, Penelec or the holders of the Trust Securities or the Preferred Securities, then Penelec, the Partnership or the Trust, as the case may be, will pursue such measure in lieu of redemption or distribution.

            (d) Liquidation Distribution. In the event of any voluntary or involuntary dissolution and winding up of the Partnership (other than pursuant to paragraphs (c)(iii) or (c)(iv) hereof or Section 13.02(f) of the Partnership Agreement), holders of the Series A Preferred Partner Interests at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to holders of Preferred Partner Interests, after satisfaction of liabilities to creditors as required by the Delaware Act, before any distribution of assets is made to holders of the general partner interests, but together with holders of every other series of Preferred Partner Interests outstanding, the lesser of (i) the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment in respect of the Series A Preferred Partner Interest and (ii) the amount of assets of the Partnership legally available for distribution to the holders of the Series A Preferred Partner Interest.

            (e) Subordination. The holders of Series A Preferred Partner Interests are deemed, by acceptance of such Interests, to have (i) agreed that the Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all Senior Indebtedness as and to the extent provided in the Indenture and (ii) agreed that the Guarantee relating to the Series A Preferred Partner Interests is subordinate and junior in right of payment to all general liabilities of Penelec (other than trade accounts payable arising in the ordinary course of business.)

            (f) Voting Rights. The holders of the Series A Preferred Partner Interests shall have no voting rights except as provided in the Partnership Agreement or as required under the Delaware Act.



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            IN WITNESS WHEREOF,  the General Partner has executed this Action as of June 9, 1999.



                                    PENELEC PREFERRED CAPITAL II, INC.



                                    By: /s/ T.G. Howson
                                        -----------------------
                                        Name:    T.G. Howson
                                        Title: Vice President





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